UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(RULE 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

CEMPRA, INC.

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Cempra, Inc.

6320 Quadrangle Drive, Suite 360

Chapel Hill, North Carolina 27517

SUPPLEMENT TO THE PROXY STATEMENT FOR

THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD NOVEMBER 3, 2017

October 24, 2017

These Definitive Additional Materials amend and supplement the definitive proxy statement dated October 5, 2017, or the definitive proxy statement, initially mailed to stockholders on or about October 5, 2017, by Cempra, Inc., a Delaware corporation (referred to herein as “Cempra,” “we,” “us,” or “our”), for the annual meeting of stockholders of Cempra, or the 2017 Annual Meeting, to be held on November 3, 2017, at 8:00 a.m. Eastern time, at the offices of Wyrick Robbins Yates & Ponton LLP, located at 4101 Lake Boone Trail, Suite 300, Raleigh, NC 27607. At the 2017 Annual Meeting, Cempra stockholders will consider and vote upon, among other things, a proposal to approve the issuance of common stock, par value $0.001 per share, of Cempra, or Cempra common stock, pursuant to the Agreement and Plan of Merger and Reorganization, or the merger agreement, dated as of August 8, 2017, as amended on September 6, 2017 and October 24, 2017 and as may be further amended from time to time, by and among Cempra, Castle Acquisition Corp., a wholly owned subsidiary of Cempra, or Merger Sub, and Melinta Therapeutics, Inc., or Melinta.

Pursuant to the terms of the merger agreement, Merger Sub will merge with and into Melinta (which transaction we refer to herein as the “merger”), and Melinta will become a wholly owned subsidiary of Cempra.

If any stockholders have not already submitted a proxy for use at the 2017 Annual Meeting, they are urged to do so promptly. No action in connection with this supplement is required by any stockholder who has previously delivered a proxy and who does not wish to revoke or change that proxy.

If any stockholders have questions about the merger or any other proposal to be voted on at the 2017 Annual Meeting, or about how to submit their proxies, or if any stockholders need additional copies of the proxy statement, this supplement, the proxy card or voting instructions, please call our proxy solicitor Georgeson, LLC, toll free at (866) 821-2550.

The information contained herein speaks only as of October 24, 2017 unless the information specifically indicates that another date applies.

SUPPLEMENTAL DISCLOSURES TO DEFINITIVE PROXY STATEMENT

This supplemental information should be read in conjunction with the definitive proxy statement, which should be read in its entirety. Cempra believes that no further disclosure is required to supplement the definitive proxy statement under applicable laws; however, to avoid the risk that lawsuits may delay or otherwise adversely affect the consummation of the proposed merger and to minimize the expense of defending such action, Cempra wishes to voluntarily make supplemental disclosures related to the proposed merger, which are set forth below, in response to certain allegations. Nothing in these supplemental disclosures shall be deemed an admission of the legal necessity or materiality under applicable laws of any of the disclosures set forth herein. Defined terms used but not defined herein have the meanings set forth in the definitive proxy statement. Supplemental disclosure (other than the supplemental disclosure relating to Annex A-3 and Annex G) is indicated by double underlines and strikethroughs as appropriate.

Background of the Merger

The following disclosure supplements and restates the fourth full paragraph on page 58 of the definitive proxy statement.

During the period from March 13, 2017, to April 7, 2017, Morgan Stanley contacted on behalf of Cempra 93 total parties, including 55 private companies, 18 public companies, and 20 venture capital firms to identify potential counterparties who might have interest in a potential transaction. Based on those discussions, Morgan Stanley sent bid letters on behalf of Cempra to 50 companies, which outlined the procedures and guidelines for submitting a preliminary, non-binding proposal for a potential transaction with Cempra. The deadline for submitting bids was April 7, 2017, at 5:00 p.m. Eastern time. Each participant in the process signed a customary non-disclosure agreement with Cempra, none of which contained “don’t ask, don’t waive” provisions that would prevent such parties from submitting superior offers to acquire Cempra.

The following disclosure restates the sixth full paragraph on page 58 of the definitive proxy statement.

On April 5, 2017, Mr. Moore and representatives from Morgan Stanley held a meeting at Morgan Stanley’s offices in New York with members of management from Company A. The companies discussed potential product and corporate partnership opportunities. ~~On the same day, Stifel was retained to provide advice to Cempra’s board of directors and management with respect to a strategic process.~~

The definitive proxy statement is amended and supplemented to add the following after the sixth full paragraph on page 58 of the definitive proxy statement.

On April 8, 2017, Cempra’s board of directors approved the engagement of Stifel as a second financial advisor to Cempra to assist Cempra’s management team in evaluating bidders and proposals, following the board’s determination that Stifel could provide an additional valuable perspective on the strategic process in light of its industry knowledge and experience as well as its historical knowledge of, and familiarity with, Cempra. An engagement letter was subsequently executed by Dr. Zaccardelli on April 11, 2017. Stifel was not asked by Cempra’s board of directors to deliver a fairness opinion to Cempra, and no conflict of interest existed between either Morgan Stanley or Stifel on the one hand, and Melinta on the other hand, that led to Stifel’s engagement with Cempra. During the strategic process, Stifel neither interfaced directly with, nor negotiated with, Melinta. During the two years prior to its engagement, Stifel and its affiliates have not provided financing services or financial advisory services to Melinta or its affiliates and have not received any compensation for such services. As compensation for Stifel’s services relating to its engagement, Cempra agreed to pay Stifel a flat fee of $750,000, and has also agreed to reimburse Stifel for its reasonable expenses including, without limitation, fees of outside legal counsel, in each case regardless of whether or not the proposed merger is consummated. In addition, Cempra has agreed to indemnify Stifel and its affiliates and their respective officers, directors, employees and agents, and any persons controlling Stifel or any of its affiliates, against certain liabilities and expenses related to or arising out of Stifel’s engagement.

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The following disclosure supplements and restates the fourth full paragraph on page 60 of the definitive proxy statement.

On May 18, 2017, Michael Dougherty, a member of Cempra’s board of directors, discussed with Skadden and Dr. Kong recusing himself due to a potential conflict of interest unrelated to Melinta. From that time, Mr. Dougherty was recused and did not participate in the process, nor did he participate in the board of directors’ vote on August 8, 2017 approving the merger agreement and the transactions contemplated thereby.

The following disclosure supplements and restates the second full paragraph on page 63 of the definitive proxy statement.

On July 23, 2017, Mr. Goldstein contacted Skadden, as well as fellow board members Dr. Kong and Dr. Zaccardelli, recusing himself due to a potential conflict of interest~~.~~ unrelated to Melinta. Mr. Goldstein did not participate in the final board discussions or the board of directors’ vote on August 8, 2017 approving the merger agreement and the transactions contemplated thereby.

The following disclosure supplements and restates the third full paragraph on page 64 of the definitive proxy statement.

On August 1, 2017, representatives of Morgan Stanley, on behalf of Cempra, spoke with Mr. Ferro to propose the economic and governance terms discussed at the July 31, 2017, board meeting, which among other things, related to the net cash level upon which the Cempra valuation was predicated and representation on the board of directors and CEO selection committee. On the same day, Dr. Kong spoke with Mr. Ferro by phone to further discuss Cempra’s economic and governance proposals. During such call, Melinta agreed to fixed economics whereby Cempra stockholders would receive an approximate 48% ownership interest in the combined company following the merger provided the closing cash balance was not less than $145.0 million, Cempra board designees being increased to four and equal representation on the CEO selection committee~~. Also on August 1, 2017, Cempra entered~~, and requested a short period of exclusivity in order for the parties to complete negotiations and finalize definitive documentation. On August 1, 2017, Cempra’s board of directors authorized Cempra to enter into an exclusivity agreement with Melinta covering the period from July 31, 2017 ~~and~~through August 9, 2017~~.~~, following the board’s determination that granting such exclusivity was in the best interests of the stockholders to allow the transaction to be completed. No other parties submitted proposals during the pendency of the exclusivity period.

Opinion of Cempra’s Financial Advisor

The following disclosure supplements and restates the first full paragraph on page 79 of the definitive proxy statement.

In the two years prior to the date of Morgan Stanley’s opinion, Morgan Stanley or its affiliates have provided financing services and financial advisory services to Cempra and its affiliates, for which Morgan Stanley or its affiliates have received compensation of ~~between $300,000 and $400,000~~ approximately $100,000 relating to shareholder relations advice provided to Cempra. During the same period, Morgan Stanley and its affiliates have not provided financing services or financial advisory services to Melinta or its affiliates and have not received any compensation for such services. Morgan Stanley and its affiliates may also seek to provide financial advisory and financing services to Cempra and Melinta and their respective affiliates in the future and would expect to receive fees for the rendering of any such services.

Interests of Cempra’s Directors and Executive Officers in the Merger

The following disclosure supplements and restates the first full paragraph under the heading entitled “—Employment Agreements” on page 93 of the definitive proxy statement.

~~Since June~~In May 2017, ~~Cempra has entered into~~in light of Cempra’s restructuring and strategic process, the board of directors of Cempra discussed the importance of the retention of Cempra’s senior management team.

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The Compensation Committee conducted a review of the existing management severance agreements ~~with each of its executive officers, Dr. Zaccardelli,~~and, with the advice of Pay Governance, LLC, an independent compensation consultant, developed a recommendation to Cempra’s board of directors for senior management severance agreements. On May 17, 2017, Cempra’s board of directors approved the terms of severance agreements for Mr. Hahn, Dr. Oldach and Mr. Bluth, and senior officers Dr. Pereira and Dr. Abdullah, and on June 7, 2017, Cempra’s board of directors approved the terms of Dr. Zaccardelli’s severance agreement. Definitive agreements were prepared, approved and executed in June 2017. As noted below, each of the severance agreements provide for substantially similar terms, other than the agreement with Dr. Zaccardelli, who is entitled to greater severance benefits relative to the other executive officers in the event of a qualifying termination following a change in control that occurs within 12 months of the execution of the severance agreement. The severance agreements are neutral as to the counterparty to any change in control transaction, and Cempra’s board of directors and the Compensation Committee did not consider any specific counterparty in their review and approval of the severance agreements. Cempra anticipates that the merger will be consummated in the fourth quarter of 2017, which would be within 12 months of the execution of each of the severance agreements.

Cempra Legal Proceedings

The definitive proxy statement is amended and supplemented to add the following after the second full paragraph under the heading entitled “Cempra Legal Proceedings” on page 137 of the definitive proxy statement.

On October 6, 2017, a putative class action complaint was filed against Cempra, Melinta and the members of Cempra’s board of directors on behalf of the public stockholders of Cempra in the United States District Court for the Middle District of North Carolina under the caption Franchi v. Cempra, Inc., et al., No. 17-cv-00898 (M.D.N.C.). The complaint, filed after a definitive proxy was issued on October 5, 2017, alleges that the preliminary proxy statement issued in connection with the merger omitted material information in violation of Sections 14(a) and 20(a) of the Exchange Act, rendering the preliminary proxy statement false and misleading. Among other remedies, the action seeks to enjoin the merger unless and until additional disclosures are provided, as well as damages and attorneys’ fees. Cempra believes that the action is without merit and that no further disclosure is required to supplement the preliminary proxy statement under applicable laws. However, to avoid the risk that the action may delay or otherwise adversely affect the consummation of the merger and to minimize the expense of defending such action, Cempra is voluntarily making the supplemental disclosures set forth herein. Nothing in this proxy statement shall be deemed an admission of the legal necessity or materiality under applicable laws of any of the supplemental disclosures set forth herein.

Amendment to Merger Agreement

On October 24, 2017, Cempra’s board of directors approved Amendment No. 2 to Agreement and Plan of Merger and Reorganization, or Amendment No. 2, which, among other matters, adjusts the definition of “Exchange Ratio” to account for the reverse stock split. On October 24, 2017, Melinta had obtained through a written consent of the Melinta stockholders the requisite vote necessary to approve Amendment No. 2 and the merger and related transactions pursuant to the terms of the merger agreement, as so amended.

The definitive proxy statement is amended and supplemented to add Amendment No. 2 as Annex A-3 thereto. All references in the definitive proxy statement to the merger agreement refer to such agreement as amended on September 6, 2017 and October 24, 2017 and as may be further amended from time to time.

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ANNEX A-3

AMENDMENT NO. 2 TO

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

This AMENDMENT NO. 2 TO AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this “Amendment”), dated as of October 24, 2017, is entered into among Cempra, Inc., a Delaware corporation (“Castle”), Castle Acquisition Corp., a Delaware Corporation and wholly owned subsidiary of Castle (“Merger Sub”), and Melinta Therapeutics, Inc. (the “Company”). Castle, Merger Sub and the Company shall collectively be referred to herein as the “Parties.” Capitalized terms used in this Amendment but not defined herein shall have the meanings ascribed to them in the Merger Agreement (as defined below).

WHEREAS, the Parties have previously entered into the Agreement and Plan of Merger and Reorganization, dated as of August 8, 2017, as amended by the Amendment to Agreement and Plan of Merger and Reorganization, dated as of September 6, 2017 (as so amended and as may be further amended from time to time, the “Merger Agreement”);

WHEREAS, it is contemplated that, prior to the Effective Time, Castle may effect a reclassification and combination of a lesser number of shares such that one share of Castle Common Stock will be newly issued for a specified number of shares of the existing outstanding Castle Common Stock (the “Reverse Stock Split”);

WHEREAS, the Parties now desire to amend the Merger Agreement as set forth herein to make proper provision for the Reverse Stock Split; and

WHEREAS, pursuant to Section 10.2 of the Merger Agreement, the Merger Agreement may be amended at any time pursuant to an instrument in writing signed by each of the Company and Castle with the approval of the respective Boards of Directors of the Parties (subject to the further approval of the stockholders of the Company and Merger Sub).

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Section 1. Amendments to the Merger Agreement.

(a) Exhibit A to the Merger Agreement is hereby amended by inserting the following new defined term, in appropriate alphabetical order:

“Castle Reverse Stock Split” shall mean the reclassification and combination of the issued and outstanding shares of Castle Common Stock such that each [ ] shares of Castle Common Stock (such number of shares to be determined by Castle’s Board of Directors (the “Conversion Number”)) issued and outstanding immediately prior to such reclassification and combination (including treasury shares) shall be reclassified and combined into one share of Castle Common Stock, automatically and without any action by the holder thereof.

(b) Exhibit A to the Merger Agreement is hereby amended by inserting the bold, underlined text to the definition of “Exchange Ratio” as follows:

“Exchange Ratio” shall mean the value set forth in Cell F46 on the tab labeled “Calculations” in the Exchange Ratio Calculation Spreadsheet; provided, however, that (i) in the event that any of the closing prices of Castle Common Stock as quoted on Bloomberg that are factored into the Exchange Ratio Calculation Spreadsheet have not been updated to reflect the Castle Reverse Stock Split, then each such closing price that has not been so updated shall be multiplied by the Conversion Number prior to calculating the Exchange Ratio and (ii) the determination of the Exchange Ratio shall otherwise be equitably adjusted as needed such that the Castle Reverse Stock Split does not increase or decrease (other than in any de minimis respect resulting from cashout of fractional shares) the percentage ownership of Castle being issued to stockholders of the Company in the Merger.

(c) Except for the amendments expressly set forth in this Section 1, the Merger Agreement shall remain unchanged and in full force and effect.

Section 2. Authorization.

(a) The Company represents and warrants that the affirmative vote (or action by written consent) (the “Amendment Stockholder Approval”) of (a) the holders of a majority of the shares of Company Capital Stock outstanding and (b) the holders of a majority of the issued and outstanding shares of Series 2 Preferred Stock, Series 3 Preferred Stock and Series 4 Preferred Stock, voting together as a single class (the “Required Amendment Vote”), is the only vote or consent of the holders of any class or series of Company Capital Stock necessary to adopt or approve this Amendment.

(b) The Company covenants and agrees that it shall, within 24 hours of the execution of this Amendment, obtain the Amendment Stockholder Approval.

(c) The Parties acknowledge and agree that this Amendment shall be valid only if the Merger Agreement, as amended by this Amendment, is approved by the Required Amendment Vote within the timeframe set forth in Section 2(b) above, and if not so approved, then the Merger Agreement, in its unamended form, as previously executed and approved by the holders of Company Capital Stock, shall remain in full force and effect.

Section 3. Further Amendment. The Merger Agreement may be further amended by the Parties at any time by compliance with Section 10.2 of the Merger Agreement.

Section 4. Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws. In any action or proceeding between any of the Parties arising out of or relating to this Amendment: (a) each of the Parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware, or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or the United States District Court for the District of Delaware; (b) agrees that all claims in respect of such action or proceeding shall be heard and determined exclusively in accordance with clause (a) of this Section 4; (c) waives any objection to laying venue in any such action or proceeding in such courts; (d) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any Party; (e) agrees that service of process upon such Party in any such action or proceeding shall be effective if notice is given in accordance with Section 10.8 of the Merger Agreement; and (f) each of the Parties irrevocably waives the right to trial by jury.

Section 5. Headings. The headings contained in this Amendment are for convenience of reference only, shall not be deemed to be a part of this Amendment and shall not be referred to in connection with the construction or interpretation of this Amendment.

Section 6. Assignment. This Amendment shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties and their respective successors and assigns; provided, however, that neither this Amendment nor any of a Party’s rights or obligations hereunder may be assigned or delegated by such Party without the prior written consent of the other Parties, and any attempted assignment or delegation of this Amendment or any of such rights or obligations by such Party without the other Parties’ prior written consent shall be void and of no effect. Nothing in this Amendment, express or implied, is intended to or shall confer upon any Person (other than the Parties) any right, benefit or remedy of any nature whatsoever under or by reason of this Amendment.

Section 7. Counterparts. The exchange of a fully executed Amendment (in counterparts or otherwise) by all Parties by facsimile shall be sufficient to bind the Parties to the terms and conditions of this Amendment.

Section 8. Severability. Any term or provision of this Amendment that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Amendment or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Amendment is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Amendment shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

[Signature pages follow.]

IN WITNESS WHEREOF, Castle, Merger Sub and the Company have caused this Amendment to be executed and delivered as of the date first written above.

CASTLE:

CEMPRA, INC.

By:	/s/ David Zaccardelli
	Name:	David Zaccardelli
	Title:	Acting Chief Executive Officer

MERGER SUB:

CASTLE ACQUISITION CORP.

By:	/s/ David Zaccardelli
	Name:	David Zaccardelli
	Title:	President

COMPANY:

MELINTA THERAPEUTICS, INC.

By:	/s/ Thomas Koestler
	Name:	Thomas Koestler
	Title:	Chairman

Annex G

On October 24, 2017, Cempra’s board of directors approved the following modified version of the Certificate of Amendment of Certificate of Incorporation of Cempra included as Annex G to the definitive proxy statement of Cempra. This modified version of Annex G does not substantively change the effect of the original Annex G to the proxy statement but instead is modified to address technical issues of Delaware corporate law.

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ANNEX G

CERTIFICATE OF AMENDMENT OF

CERTIFICATE OF INCORPORATION OF CEMPRA, INC.

PURSUANT TO SECTION 242 OF THE

GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

Cempra, Inc., a Delaware corporation (the “Corporation”), hereby certifies as follows:

The Board of Directors of the Corporation (the “Board”), pursuant to Section 242 of the Delaware General Corporations Law (“DGCL”), has duly adopted a resolution setting forth a proposed amendment (the “Amendment”) to the Corporation’s certificate of incorporation as currently in effect (the “Certificate of Incorporation”) and declaring such amendment advisable, and the stockholders of the Corporation have duly approved and adopted the Amendment at an annual meeting of stockholders called and held upon notice in accordance with Section 222 and Section 242 of the DGCL.

In order to effect such proposed amendment, ARTICLE IV of the Certificate of Incorporation is hereby amended by inserting the following two paragraphs at the beginning of ARTICLE IV:

At the time of filing of this Certificate of Amendment of the Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Effective Time”), each [●]1 (the “Conversion Number”) shares of the Corporation’s common stock, par value $0.001 (the “Common Stock”) (including treasury shares) issued and outstanding as of the Effective Time shall be reclassified and combined into one validly issued, fully paid and non-assessable share of Common Stock, automatically and without any action by the holder thereof (the “Reverse Stock Split”). The par value of the Common Stock following the Reverse Stock Split shall remain at $0.001 per share. No fractional shares of Common Stock shall be issued as a result of the Reverse Stock Split. In lieu of any fractional shares to which a stockholder would otherwise be entitled (after taking into account all fractional shares of Common Stock otherwise issuable to such holder), the Corporation shall, with no further action required on the part of the holder, pay cash in an amount equal to such fractional shares of Common Stock multiplied by the then fair value of the Common Stock as determined by the Board.

Each book entry share that, immediately prior to the Effective Time, represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of Common Stock after the Effective Time into which the shares formerly represented by such book entry share have been reclassified and combined (as well as the right to receive cash in lieu of fractional shares of Common Stock after the Effective Time).

IN WITNESS WHEREOF, this Certificate of Amendment has been executed by a duly authorized officer of the Corporation on this day of [●], 2017.

CEMPRA, INC.

By:

Name: David Zaccardelli
Title: Acting Chief Executive Officer

[1]	Shall be a number greater than one and up to 20 and shall include not more than three decimal digits. By approving the Reverse Stock Split, the stockholders of the Corporation are approving Amendments to the Certificate of Incorporation for each possible Conversion Number within such range, and authorizing the Board to file such Amendment(s) as the Board deems advisable and in the best interest of the Corporation and its stockholders either prior to or after the merger, with any such Amendments not filed on or prior to the end of trading hours on the third trading day after the closing date under the merger agreement being abandoned and of no further force and effect.

G-1